Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between

VINEYARD NATIONAL BANCORP                                                                                                            Docket No. O8-032-WA/RB-HC Corona, California

and

FEDERAL RESERVE BANKOF SAN FRANCISCO San Francisco, California

WHEREAS, in recognition of their common goal to maintain the financial soundness of Vineyard National Bancorp, Corona. California ("VNB"), a registered bank holding company that owns and controls Vineyard Bank, National Association, Corona, California (the "Bank"), a national banking association, and various nonbank subsidiaries, VNB and the Federal Reserve Bank of San Francisco (the “Reserve Bank'') have mutually agreed to enter into this Written Agreement (the “Agreement"); and

WHEREAS, on September 23, 2008, the board of directors of VNB at a duly constituted meeting adopted a resolution authorizing and directing Douglas M. Kratzto enter into this Agreement on behalf of VNB, and consenting to compliance with each and every provision of this Agreement by VNB and its institution-affiliated parties; as defined in sections 3(u) and 8(b)(.3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C.§§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, VNB and the Reserve Bank agree as follows:

Dividends

1.	(a) VNB shall not declare or pay any dividends without the prior written approval of the Reserve
Bank and the Director of the Division of Banking Supervision and Regulation (the "Director") of the Board of Governors of the Federal Reserve System (the “Board of Governors").

(b)  VNB shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(C) VNB and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on the consolidated organization's capital and earnings; VNB's cash flow; the Bank's capital, asset quality, earnings, and allowance for loan and lease losses ("ALLL"); and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, VNB's must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

       2.       (a)  VNB shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
        (b) VNB shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval or the Reserve Bank.
Capital Plan

3.           Within 60 days of this Agreement, VNB shall submit to the Reserve Bank an acceptable written plan to maintain a sufficient capital position at the consolidated organization and the Bank. The plan shall, at a minimum, address, consider, and include:
(a) The consolidated organization's and the Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b) The adequacy of the Bank's capital, taking into account the volume of classified credits. concentrations of credit, adequacy of ALLL, current and projected asset growth, and projected retained earnings;

(c) The source and timing of additional funds to fulfill the consolidated organization's and the Bank's future capital requirements;

(d) Supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by any regulator;

(e)  the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that VNB serve as a source of strength to the Bank; and

(f)  procedures for VNB to notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which VNB's consolidated capital ratios or the Bank's capital ratios (total risk-based, Tier 1 risk-based; or leverage) fall below the plan's minimum ratios and to submit to the Reserve Bank an acceptable written plan that details the steps VNB will take to increase its and the Bank's capital ratios above the plan's minimum within 30 days of such calendar quarter-end date.

Affiliate Transactions

4.        (a)  VNB shall take all necessary actions to ensure that the Bank complies with sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371c and 371c-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Bank and its affiliates, including VNB and its nonbank subsidiaries.

          (b)  VNB and its nonbank subsidiaries shall not cause the Bank to violate any provision of' sections 23A and 23B of the Federal Reserve Act or Regulation W of the Board of Governors.

Appointment of New Officers and Directors, and Severance and Indemnification Payments

5.            In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, VNB shall comply with the notice provisions of section 32 of theFD1 Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F. R. §§ 225.71 et seq.).

6.            VNB shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit insurance Corporation's regulations (12 C.F R. Part 359).

Approval, Implementation, and Progress Reports

7.            (a)  VNB shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 3 of this Agreement.

  (b)  Within 10 days of approval by the Reserve Bank, VNB shall adopt the approved capital plan.Upon adoption, VNB shall promptly implement the approved plan, and thereafter fully comply with it.

            (c)  During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

8.            (a)  Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall furnish to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure VNB's compliance with this Agreement and the results thereof.

Communications

9.	All communications regarding this Agreement shall be sent to:

(a)	Mr. David E. Reiser
Examining Officer
Banking Supervision & Regulation
Federal Reserve Bank or San Francisco
10 l Market Street, Mail Stop 920
San Francisco, California 94105

(b)	Mr. Douglas M. Kratz
Chairman of the Board
Vineyard National Bancorp
1260 Corona Pointe Court
Corona, California 92879

Miscellaneous

10.            Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to VNB to comply with any provision of this Agreement.

11.            The provisions of this Agreement shall be binding upon VNB and its institution- affiliated parties, in their capacities as such, and their successors and assigns.

12.            Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Reserve Bank.

13.            The provisions of this Agreement shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting VNB, the Bank, any nonbank subsidiary of VNB, or any of their current or former institution-affiliated parties and their successors and assigns.

   14.            Pursuant to section 50 of the FDI Act (12 U.S.C. §1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 23 day of September, 2008.

~

VINEYARD NATIONAL BANCORP	FEDERAL RESERVE BANK OF SAN FRANCISCO

By: _/s/ Douglas M. Kratz_____________________	By:_/s/ David Reiser__________________________